UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 11, 2006

CORNERSTONE CORE PROPERTIES REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	333-121238	33-0827161
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1920 Main Street, Suite 400
Irvine, California 92614

(Address of principal executive offices)

(949) 852-1007

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

We have entered into a definitive agreement (the “Agreement”) to purchase an existing industrial property known as 15172 Goldenwest Circle from the See Myun and Ock Ja Kymm Family Trust, a non-related party, for a purchase price of $11,200,000.  As of October 11, 2006, our right to terminate the agreement without penalty expired and our initial deposit became non-refundable.

The property consists of approximately 102,200 square feet of leasable space in one single-story building located on approximately 5.4 acres of land in Westminster, California.  The property is currently 100% leased at an annual rental of approximately $7.10 per square foot to a single tenant. The lease expires on April 30, 2008, and is renewable at the option of the tenant for one additional five year period at an annual rate that is the greater of $7.63 per square foot or 90% of the market rental value of the property, with a 7.5% increase in the 30th month.   The tenant provides steel and concrete construction products for residential, commercial and government contractors.  In addition, there is a billboard lease on the property with an annual rent of $42,000 that expires in July 2022.

The 15172 Goldenwest Circle property is centrally located in the Orange County, California industrial market with immediate access to major traffic arteries servicing the Orange County, Los Angeles and Long Beach ports and Los Angeles International Airport. According to CB Richard Ellis, the Orange County industrial market offers a diverse supply of modern and efficient buildings and a skilled labor force that has created a reliable environment for business growth. According to Grubb & Ellis Company, it is one of the strongest markets in the nation, with current vacancy of approximately 4%. In addition, our management has identified this particular sector of Orange County as an in-fill location, with considerable barriers to new construction and excellent potential for growth in rents.

In connection with the Agreement, we paid a $300,000 deposit to an escrow, and under the terms of the Agreement, we are obligated to pay certain closing costs, including, but not limited to attorney fees, certain title insurance premiums, survey costs, recording costs and one-half of the escrow charges.

Average annual lease rates and occupancy percentages for the last two years are as set forth below:

Year Ending December 31	Average Lease Rate Per Square Foot	Average Annual Occupancy
	(Annual $)	(%)

2005	$6.68	100.0
2004	$6.60	100.0

For the year 2002 and 2003, the building was owned by the current tenant and therefore no rental data is available.   For the year 2001, the building was occupied by the same tenant but the rental data is not available.

In evaluating this property as a potential acquisition and determining the appropriate amount of consideration to be paid for the property, we considered a variety of factors including overall valuation of net rental income, location, demographics, physical condition, tenant mix, quality of tenants, length of leases, price per square foot and occupancy and analyzed how the property compares to comparable properties in its market.

For federal income tax purposes, the depreciable basis of the property is estimated at approximately $5.0 million which is subject to final adjustment. The depreciation expense will be calculated using the straight-line method, based upon an estimated useful life of 39 years for the building improvement costs and the related lease term for the tenant improvements. Leasing commissions will be amortized over the initial term of the related leases. The real estate tax rate is 1.08%, and annual real estate taxes are projected to be approximately $120,960 for the initial year subsequent to the purchase.

The acquisition is expected to close in late November of 2006.  Although substantially all contingencies have been satisfied and we expect to close in accordance with the terms of the Agreement, there can be no assurance that events will not arise that could prevent us from acquiring the property.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits.

99.1                           Purchase and Sale Agreement by and between Cornerstone Operating Partnership, L.P. and See Myin & Ock Ja Kymm Family Trust dated August 17, 2006.

99.2                           Amendment to Agreement of Purchase and Sale by and between Cornerstone Operating Partnership, L.P. and Myin & Ock Ja Kymm Family Trust, dated September 18, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE CORE PROPERTIES REIT, INC.

Dated: October 13, 2006	By:	/s/ SHARON C. KAISER
Sharon C. Kaiser,
Chief Financial Officer